EXHIBIT 3.30
CERTIFICATE OF FORMATION
OF
WORLDSPAN LLC
     1. The name of the limited liability company is Worldspan LLC.
     2. The address of its registered office in the State of Delaware is 2711 Centerville Road, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is Corporation Service Company.
     3. The Certificate of Formation shall become effective upon filing.
     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of this 12th day of January, 2009.

/s/ Rochelle J. Boas
Rochelle J. Boas, Authorized Person